Exhibit 99.1

650 FIFTH AVENUE NEW YORK, NY 10019-6108

John Tietjen	Rich Tauberman
Chief Financial Officer	Investor Relations/Media Relations
Sterling Bancorp	MWW Group
john.tietjen@sterlingbancorp.com	rtauberman@mww.com
212.757.8035	201.964.2408
STERLING BANCORP TO PRESENT AT KEEFE, BRUYETTE & WOODS
ANNUAL COMMUNITY BANK INVESTOR CONFERENCE
New York, NY, July 30, 2007 — Sterling Bancorp (NYSE: STL), a financial holding company and the parent company of Sterling National Bank, announced today that President John C. Millman will address the Annual Keefe, Bruyette & Woods Community Bank Investor Conference, taking place at the Waldorf Astoria Hotel, 301 Park Avenue, New York, on Tuesday, July 31 and Wednesday, August 1.
Mr. Millman’s presentation will commence at 9:00 AM Eastern Time on Wednesday, August 1, and will focus on Sterling’s corporate strategies and ongoing growth initiatives.
A copy of the slide presentation will be available on August 1, 2007 on the Company’s website: www.sterlingbancorp.com. In addition, the presentation will be simultaneously web cast on Keefe, Bruyette & Woods website, and can be accessed at: www.kbw.com/news/conferenceCommunity. Any web cast related questions should be directed to HELPME@kbw.com or Jennifer Cabarcas, KBW, cabarcas@kbw.com, (212) 887-6778.
About Sterling Bancorp
Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $1.9 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring and accounts receivable management, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in New York, New Jersey and North Carolina and conducts business throughout the U.S.
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